                                                                    EXHIBIT 2.1


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

          AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 20, 1997 (as amended, supplemented or otherwise modified from time to time, this "AGREEMENT"), among DURA PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware ("PARENT"), SCANDI ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("MERGER SUB") and a direct wholly owned subsidiary of Parent, and SCANDIPHARM, INC., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY");


                              W I T N E S S E T H:

          WHEREAS, the boards of directors of Parent, Merger Sub and the Company have each determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective stockholders to combine the respective businesses of Parent and the Company by means of a merger (the "MERGER") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "BUSINESS CORPORATION ACT");

          WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, Parent has entered into a Stockholders Stock Option and Proxy Agreement substantially in the form attached hereto as EXHIBIT 1.00(a), dated as of the date hereof (the "STOCKHOLDERS STOCK OPTION AND PROXY AGREEMENT"), with LHC Corporation, Estate of Charles N. Wingett, Javelin Capital Fund L.P. (each, a "PRINCIPAL STOCKHOLDER"), pursuant to which each Principal Stockholder has irrevocably granted to Parent an option to purchase from such Principal Stockholder, and proxies to vote, all of the shares of Company Capital Stock (as hereinafter defined) held by such Principal Stockholder, all upon the terms and subject to the conditions set forth therein;

          WHEREAS, for financial reporting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under applicable United States accounting rules and the accounting standards of the United States Securities and Exchange Commission (the "SEC"); and

          WHEREAS, for United States Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "CODE");


                                       1.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. CERTAIN DEFINED TERMS. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural number of the terms so defined, unless the context otherwise requires):

          "AFFILIATE" shall have the meaning specified in Rule 144 promulgated under the Securities Act.

          "AGREEMENT" shall have the meaning specified in the preamble to this Agreement.

          "CERTIFICATE OF MERGER" shall have the meaning specified in
Section 2.03.

          "BENEFICIAL OWNER" shall mean, with respect to any shares of capital stock, a person who shall be deemed to be the beneficial owner of such shares
(i) which such person or any of its affiliates or associates (as such term is defined in rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares of capital stock.

          "BLUE SKY LAWS" shall mean state securities or "blue sky" laws.

          "BUSINESS CORPORATION ACT" shall have the meaning specified in the recitals to this Agreement.

          "BUSINESS DAY" shall mean any day that the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any


                                       2.
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payment is due, any day on which banks are not required or authorized by law, regulation or executive order to close in New York, New York.

          "CASH DEPOSIT" shall have the meaning specified in Section 3.04.

          "CLOSING" shall have the meaning specified in Section 2.02.

          "CLOSING DATE MARKET PRICE" shall mean the average of the last reported sales prices of one share of Parent Common Stock on NASDAQ during the period of the 20 most recent trading days ending on the date of determination.

          "CODE" shall have the meaning specified in the recitals to this Agreement.

          "COMMON EXCHANGE RATIO" shall have the meaning specified in
Section 3.01(a).

          "COMPANY" shall have the meaning specified in the preamble to this Agreement.

          "COMPANY AFFILIATE AGREEMENT" shall have the meaning specified in
Section 7.03(a).

          "COMPANY BENEFIT PLANS" shall have the meaning specified in
Section 4.09(a).

          "COMPANY CAPITAL STOCK" shall mean the Company Common Stock and the Series 1992 Convertible Preferred Stock.

          "COMPANY COMMON STOCK" shall mean the Common Stock, par value $0.001 per share, of the Company.

          "COMPANY CONFIDENTIALITY AGREEMENT" shall mean the confidentiality agreement, dated as of October 15, 1997, between Parent and the Company.

          "COMPANY DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement and forming a part hereof.

          "COMPANY FAIRNESS OPINION" shall mean a written opinion by a nationally recognized investment banking firm delivered to the board of directors of the Company (i) to the effect that the exchange ratios to be offered to the holders of shares of Company Capital Stock in the Merger are fair to the holders of shares of Company Capital Stock from a financial point of view and (ii) which has been authorized by such firm for inclusion in the Proxy Statement.


                                       3.
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          "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of the Company and the Company Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole.

          "COMPANY MATERIAL CONTRACT" shall have the meaning specified in
Section 4.11.

          "COMPANY PERMITS" shall have the meaning specified in Section 4.06(a).

          "COMPANY REPORTS" shall have the meaning specified in Section 4.07(a).

          "COMPANY STOCKHOLDERS' MEETING" shall have the meaning specified in
Section 7.01(a).

          "COMPANY STOCK OPTION" shall have the meaning specified in Section
3.05.

          "COMPANY STOCK PLANS" shall mean the Company's 1993 Stock Option Plan.

          "COMPANY SUBSIDIARIES" shall have the meaning specified in
Section 4.01.

          "COMPETING TRANSACTION" shall mean any of the following involving the Company, as the case may be (other than the Merger contemplated by this Agreement):

               (i) any merger, consolidation, share exchange, business combination or other similar transaction;

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifteen percent (15%) or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions;

               (iii) any tender offer or exchange offer for fifteen percent (15%) or more of the outstanding voting securities of the Company or the filing of a registration statement under the Securities Act in connection therewith;

               (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, fifteen percent (15%) or more of the outstanding voting securities of the Company;


                                       4.
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               (v)    any solicitation in opposition to the approval of this
     Agreement by the stockholders of the Company; or

               (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          "CONFIDENTIALITY AGREEMENTS" shall mean the Parent Confidentiality Agreement and the Company Confidentiality Agreement.

          "COSTS" shall have the meaning specified in Section 7.04(b).

          "DISSENTING SHARES" shall have the meaning specified in Section 3.08.

          "$" shall mean United States Dollars.

          "EFFECTIVE TIME" shall have the meaning specified in Section 2.03.

          "ENVIRONMENTAL LAW" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

          "ENVIRONMENTAL PERMIT" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

          "EXCHANGE AGENT" shall have the meaning specified in Section 3.02.

          "EXCHANGE FUND" shall have the meaning specified in Section 3.02.

          "EXPENSES" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates, but excluding any allocation of overhead) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its


                                       5.
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obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of shareholder approvals, the filing of HSR Act notice, if any, and all other matters related to the closing of the Merger.

          "GOVERNMENTAL ENTITY" shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

          "GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

          "HAZARDOUS MATERIAL" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

          "HSR ACT" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

          "INDEMNIFIED PARTIES" shall have the meaning specified in
Section 7.04(b).

          "IRS" shall mean the United States Internal Revenue Service.

          "LAW" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

          "MERGER" shall have the meaning specified in the recitals to this Agreement.

          "MERGER SUB" shall have the meaning specified in the preamble to this Agreement.

          "NASDAQ" shall mean The NASDAQ National Stock Market.

          "PARENT" shall have the meaning specified in the preamble to this Agreement.

          "PARENT 1996 10-K" shall have the meaning specified in Section 5.02.

          "PARENT AFFILIATE AGREEMENT" shall have the meaning specified in
Section 7.03(b).


                                       6.

          "PARENT COMMON STOCK" shall mean the Common Stock, par value $0.01 per share, of Parent.

          "PARENT CONFIDENTIALITY AGREEMENT" shall mean the confidentiality agreement, dated as of October 15, 1997, between Parent and the Company

          "PARENT DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement and forming a part hereof.

          "PARENT MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of Parent and the Parent Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries taken as a whole.

          "PARENT PERMITS" shall have the meaning specified in Section 5.06(a).

          "PARENT REPORTS" shall have the meaning specified in Section 5.07(a).

          "PARENT SUBSIDIARIES" shall have the meaning specified in
Section 5.01.

          "PERSON" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

          "POOLING AFFILIATE" shall mean, with respect to any specified person, any other persons who are "affiliates" of such specified person within the meaning of rule 145 promulgated under the Securities Act or applicable SEC accounting releases with respect to "pooling of interests" accounting treatment.

          "PRESURRENDER DIVIDENDS" shall have the meaning specified in
Section 3.02.

          "PRINCIPAL STOCKHOLDER" shall have the meaning specified in the recitals to this Agreement.

          "PROXY STATEMENT" shall have the meaning specified in Section 7.01(a).

          "REGISTRATION STATEMENT" shall have the meaning specified in
Section 7.01(a).

          "REPRESENTATIVES" shall have the meaning specified in Section 6.05(a).

          "SEC" shall have the meaning specified in the recitals to this Agreement.


                                       7.
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          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

          "SERIES 1992 EXCHANGE RATIO" shall have the meaning specified in
Section 3.01(b).

          "SERIES 1992 CONVERTIBLE PREFERRED STOCK" shall mean the preferred stock of the Company designated as "Convertible Preferred Stock - Series 1992" pursuant to the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on September 23, 1992.

          "STOCKHOLDERS STOCK OPTION AND PROXY AGREEMENT" shall have the meaning specified in the recitals to this Agreement.

          "SUBSIDIARY" shall mean, with respect to any person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          "SURVIVING CORPORATION" shall have the meaning specified in
Section 2.01.

          "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

          "TERMINATING COMPANY BREACH" shall have the meaning specified in
Section 9.01(f).

          "TERMINATING PARENT BREACH" shall have the meaning specified in
Section 9.01(g).

          "TRANSITION AGREEMENT" means the agreement, dated the date hereof, among the Parent, the Company and Merger Sub related to the transition period between the date hereof and the Effective Time.


                                       8.

          "U.S. GAAP" shall mean United States generally accepted accounting principles.

                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Act, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").


          SECTION 2.02. CLOSING. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in
Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the "CLOSING") to be held at the offices of Brobeck, Phleger & Harrison LLP, 550 West C Street, Suite 1300, San Diego, California 92101, unless another date, time or place is agreed to by the Company and Parent.

          SECTION 2.03. EFFECTIVE TIME. At the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the Business Corporation Act (the date and time of such filing, or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger, being the "EFFECTIVE TIME").

          SECTION 2.04. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 2.05. CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. Unless otherwise agreed by the Company and Parent prior to the Effective Time, at the Effective Time:


                                       9.

               (a) the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation or bylaws;

               (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and

               (c) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal.

                                   ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          SECTION 3.01. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

               (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(c) and any Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for 0.2134 shares of Parent Common Stock (the "COMMON EXCHANGE RATIO"); provided, however, that if (i) the Closing Date Market Price on the business day prior to the Effective Time is more than $56.24 then the Common Exchange Ratio will be $12.00 divided by the Closing Date Market Price on the business day prior to the Effective Time and (ii) the Closing Date Market Price on the business day prior to the Effective Time is less than $37.49 then the Common Exchange Ratio will be $8.00 divided by the Closing Date Market Price on the business day prior to the Effective Time.

               (b) Each share of Series 1992 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series 1992 Convertible Preferred Stock to be cancelled pursuant to Section 3.01(c) and any Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for 0.2134 shares of Parent Common (the "SERIES 1992 EXCHANGE RATIO"); provided, however, that if (i) the Closing Date Market Price on the business day prior to the Effective Time is more than $56.24, then the Series 1992 Exchange Ratio will be $12.00 divided by the Closing Date Market


                                       10.

     Price on the business day prior to the Effective Time and (ii) the Closing Date Market Price on the business day prior to the Effective Time is less than $37.49, then the Series 1992 Exchange Ratio will be $8.00 divided by the Closing Date Market Price on the business day prior to the Effective Time.

               (c) Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

               (d) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          SECTION 3.02. EXCHANGE OF SHARES OTHER THAN TREASURY SHARES AND DISSENTING SHARES. Subject to the terms and conditions hereof, at or prior to the Effective Time, Parent shall appoint an exchange agent (which may be Parent) to effect the exchange of shares of Company Capital Stock (other than Dissenting Shares) for Parent Common Stock in accordance with the provisions of this
Article III (the "EXCHANGE AGENT"). From time to time after the Effective Time, Parent shall deposit, or cause to be deposited, certificates representing Parent Common Stock for conversion of shares of Company Capital Stock (other than Dissenting Shares) in accordance with the provisions of Section 3.01 (such certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "EXCHANGE FUND"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing shares of Company Capital Stock (other than Dissenting Shares) may surrender the same to the Exchange Agent and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to Parent. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of Parent Common Stock into which the shares of Company Capital Stock theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of
Section 3.01, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.04, and all such shares of Parent Common Stock shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding shares of Company Capital Stock shall be deemed for all corporate purposes of Parent, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of Parent Common Stock into which the shares of Company Capital Stock theretofore represented thereby shall have been converted at the Effective Time. Unless and until any such certificate


                                       11.

theretofore representing shares of Company Capital Stock is so surrendered, no dividend or other distribution, if any, payable to the holders of record of Parent Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing shares of Company Capital Stock, however, the record holder of the certificate or certificates representing shares of Parent Common Stock issued in exchange therefor shall receive from the Exchange Agent or from Parent, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of Parent Common Stock ("PRESURRENDER DIVIDENDS"). No interest shall be payable with respect to the payment of Presurrender Dividends upon the surrender of certificates theretofore representing shares of Company Capital Stock. After the appointment of the Exchange Agent shall have been terminated, such holders of Parent Common Stock which have not received payment of Presurrender Dividends shall look only to Parent for payment thereof. Notwithstanding the foregoing provisions of this
Section 3.02, risk of loss and title to such certificates representing shares of Company Capital Stock shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 3.03. In the event that this Agreement shall have been terminated pursuant to Section 9.01 hereof, the Company and Parent shall cause the Exchange Agent to use its commercially reasonable efforts to effect the prompt return of stock certificates representing shares of Company Capital Stock to the holders thereof.

          SECTION 3.03. STOCK TRANSFER BOOKS. (a) At the Effective Time, each of the stock transfer books of the Company with respect to shares of Company Capital Stock shall be closed, and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the stock transfer records of the Company, at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.04, and a cash payment in the amount of Presurrender Dividends, if any, in accordance with Section 3.02, if the certificate or certificates representing such shares of Company Capital Stock is or are surrendered as provided in Section 3.02, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

          (b) Notwithstanding anything to the contrary herein, certificates surrendered for exchange by any person constituting a Pooling Affiliate of the Company shall not be exchanged until Parent shall have received from such person an executed Company Affiliate Agreement, as provided in Section 7.03(a).


                                       12.

          SECTION 3.04. NO FRACTIONAL SHARE CERTIFICATES. Unless Parent otherwise determines, no scrip or fractional share certificates for Parent Common Stock shall be issued upon the surrender for exchange of certificates evidencing shares of Company Capital Stock, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent or of the Surviving Corporation with respect to such fractional share interest. In lieu of fractional shares, each holder of shares of Company Capital Stock who, except for the provisions of this
Section 3.04, would be entitled to receive a fractional share of Parent Common Stock shall, upon surrender of the certificate or certificates representing shares of Company Capital Stock, be entitled to receive an amount in cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (a) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Capital Stock held at the Effective Time by such holder) by (b) the closing price for a share of Parent Common Stock on the NASDAQ on the first business day immediately prior to the Effective Time. At or prior to the Effective Time, Parent shall pay to the Exchange Agent an amount in cash (the "CASH DEPOSIT") sufficient for the Exchange Agent to pay each holder of Company Capital Stock the amount of cash in lieu of fractional shares to which such holder is entitled pursuant to this Section 3.04. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Capital Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of Company Capital Stock, subject to and in accordance with the terms of
Section 3.02. In no event shall either (i) the total cash consideration paid to holders of Company Capital Stock in lieu of fractional shares exceed one percent (1%) of the value of the total consideration issued to holders of Company Capital Stock in exchange for their Company Capital Stock or (ii) any holder of Company Capital Stock, directly or indirectly, receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

          SECTION 3.05. OPTIONS TO PURCHASE COMPANY COMMON STOCK. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION") which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Parent and converted into an option to purchase shares of Parent Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger):

               (a) the number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of (i) the number of shares of Company Common Stock subject to the original option or warrant and
     (ii) the Common Exchange Ratio;


                                       13.

               (b) the exercise price per share of Parent Common Stock under the new option shall be equal to the quotient of (i) the exercise price per share of Company Common Stock under the original option divided by (ii) the Common Exchange Ratio; and

               (c) upon each exercise of options by a holder thereof, the aggregate number of shares of Parent Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

          SECTION 3.06. CERTAIN ADJUSTMENTS. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or the number of shares of Company Capital Stock issued and outstanding on the date hereof, or the Company Options is in excess of that specified in Section 4.03 and disclosed in 4.03 of the Company Disclosure Schedule (regardless of whether such excess is a result of an additional issuance of capital stock or a correction to such Sections), then the exchange ratios established pursuant to the provisions of
Section 3.01 shall be adjusted accordingly to provide to the holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase. In addition, if pursuant to a governmental order, judgment, decree or settlement (an "Order"), Parent is required to exchange for the Series 1992 Convertible Preferred Stock more shares than are specified in
Section 3.01(b), then the Common Exchange Ratio shall be appropriately reduced so that the total number of shares issued by Parent in the merger is not in excess of the amount that Parent would have issued in Sections 3.01(a) and (b) absent such Order.

          SECTION 3.07. UNDISTRIBUTED AMOUNTS. Any portion of the Exchange Fund or the Cash Deposit which remains undistributed for six months after the Effective Time shall be delivered to Parent, and any holder of Company Capital Stock who has not theretofore complied with the provisions of this Article III shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock or any cash in lieu of fractional shares of Parent Common Stock and any Presurrender Dividends.

          SECTION 3.08.  DISSENTING SHARES.  Notwithstanding any provision of
Section 3.01 hereof to the contrary, shares of Company Capital Stock which are held by holders of such shares who have not voted in favor of the Merger, who are entitled to dissent and who


                                       14.

have delivered a written notice of intent to demand payment for such shares in the manner provided in the Business Corporation Act ("DISSENTING SHARES"), shall not be converted into or exchanged for or represent the right to receive any shares of Parent Common Stock, unless such holder fails to perfect or effectively withdraws or loses such rights to payment. If, after the Effective Time, such holder fails to perfect or effectively withdraws or loses such right to payment, then such Dissenting Shares shall thereupon be deemed to have been converted into and exchanged pursuant to Section 3.01 hereof, as of the Effective Time, for the right to receive shares of Parent Common Stock issued in the Merger to which the holder of such shares of Company Capital Stock is entitled, without any interest thereon. The Company shall give Parent prompt notice of any notices and demands received by the Company for payment for shares of Company Capital Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Prior to the Effective Time, the Company shall establish an escrow account with a financial institution and the Company shall fund such escrow account with cash or cash equivalents in an amount sufficient to make all payments to holders of Dissenting Shares. Such escrow account shall survive the Merger. All payments to holders of Dissenting Shares shall be made out of such escrow account, and no such payments shall be made or otherwise funded by Parent

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Merger Sub that:

          SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) The Company and each directly and indirectly owned subsidiary of the Company (the "COMPANY SUBSIDIARIES") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.


                                       15.

          (b) Section 4.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Company Subsidiary and (ii) an indication of whether each Company Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Except as set forth in Section 4.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the financial condition, results of operations, business or prospects of the Company and the Company Subsidiaries, taken as a whole.

          SECTION 4.02. CERTIFICATE OF INCORPORATION AND BYLAWS. Section 4.02 of the Company Disclosure Schedule has attached thereto true, complete and correct copies of the Company's certificate of incorporation and bylaws. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

          SECTION 4.03. CAPITALIZATION. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, 2,000,000 of which have been designated as Series 1992 Convertible Preferred Stock. As of the date hereof (i) 9,256,324 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 566,191 shares of Company Common Stock and 463,809 shares of Series 1992 Convertible Preferred Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Company Subsidiaries although VarioRaw Percutive SA, one of the Company Subsidiaries, holds 2,174 shares of Series 1992 Convertible Preferred Stock,
(iv) 1,137,904 shares of Company Common Stock are reserved for future issuance pursuant to employee stock options or stock incentive rights granted under the Company Stock Plans, (v) 1,325,985 shares of Company Common Stock are reserved for issuance upon conversion of the Series 1992 Convertible Preferred Stock, and
(vi) 1,325,925 shares of Series 1992 Convertible Preferred Stock are issued and outstanding. Except for shares of Company Common Stock issuable pursuant to the Company Stock Plans or pursuant to the terms of the Series 1992 Convertible Preferred Stock or pursuant to agreements or arrangements described in
Section 4.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Section 4.03 of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of (w) the number of options and warrants to purchase Company Common Stock outstanding and the number of shares of Company Common Stock issuable thereunder, (x) the exercise price of each such outstanding stock option and warrant,


                                       16.

(y) the vesting schedule of each such outstanding stock option and (z) the grantee or holder of each such option and warrant. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except in accordance with the terms of the Series 1992 Convertible Preferred Stock, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

          SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, to the Company's knowledge, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock and Series 1992 Convertible Preferred Stock entitled to vote with respect thereto at the Company Stockholders' Meeting, voting together as a single class and the filing and recordation of the Certificate of Merger as required by the Business Corporation Act). The execution and delivery of the Stockholders Stock Option and Proxy Agreement by the Principal Stockholders and the consummation by the Principal Stockholders of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Stockholders Stock Option and Proxy Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the


                                       17.

Company or any equivalent organizational documents of any Company Subsidiary,
(ii) assuming that all consents, approvals, authorizations and permits described in Section 4.05(b) have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or
(iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by the Company with or notification by the Company to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NASD, state takeover laws, the premerger notification requirements of the HSR Act, if any, the filing and recordation of the Certificate of Merger as required by the Business Corporation Act, and as set forth in Section 4.05(b) of the Company Disclosure Schedule.

          SECTION 4.06. PERMITS; COMPLIANCE WITH LAWS. (a) The Company and the Company Subsidiaries are in possession of (i) all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted and
(ii) agreements from all Federal, state, foreign and local governmental agencies and accrediting and certifying organizations having jurisdiction over such facility or facilities that are required to operate the facility or facilities in the manner in which it or they are currently operated. The products manufactured and supplied by Eurand Microencapsulation S.A. to the Company comply with all agreed upon specifications and are manufactured, stored and shipped in compliance with all applicable Federal, state and local laws and government regulations, including, without limitation, the current good manufacturing regulations of each relevant regulatory authority. Section 4.06 of the Company Disclosure Schedule contains a complete and correct copy of (i) each pending application or registration for governmental approval and each governmental approval held by the Company to import, export, store, market and sell the Company's products, and (ii) the most recent report by or on behalf of the FDA or any other governmental body involving or relating to any facility inspection of the Company facilities. Except as set forth in Section 4.06 of the Company Disclosure Schedule, (i) the Company possesses such governmental


                                       18.

approvals from all governmental bodies including, without limitation, all FDA Approvals, necessary to permit the operation of its business in the manner as the same is currently conducted, and to operate, own or occupy its properties,
(ii) there have been no product recalls, field corrective activity, medical device reports, warning letters or administrative actions by the FDA or any other governmental body, and (iii) to the best of the Company's knowledge (aa) there is no administrative action pending or threatened for the revocation of any such governmental approval and (bb) assuming the obtaining of the authorizations, consents, approvals and other actions listed in the Section 4.06 of the Company Disclosure Schedule no governmental approval by any governmental body having jurisdiction over the operation of the Company's businesses, whether in whole or in part, will be revoked, or become ineffective or subject to revocation, as a consequence of the transactions contemplated by this Agreement.

          SECTION 4.07. FINANCIAL STATEMENTS. (a) Section 4.07 of the Company Disclosure Schedule sets forth, (i) the Company's audited balance sheet as of December 31, 1996 (the "BALANCE SHEET"), and the related audited statements of operations and cash flows for the twelve-month period then ended, and (ii) the Company's unaudited balance sheet as of September 30, 1997 and the related unaudited statements of operations and cash flows for the nine-month period then ended (collectively, the "COMPANY REPORTS"). The Company Reports, including the notes thereto, are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Reports present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which adjustments will not be material in amount or significance.

           (b) Except as and to the extent set forth or reserved against on the consolidated balance sheet of the Company and the Company Subsidiaries as reported in the Company Reports, including the notes thereto, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 1997 that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as contemplated by or as disclosed in this Agreement, as set forth in Section 4.08 of the Company Disclosure Schedule or as disclosed in any Company Report, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries


                                       19.

in which the Company and the Company Subsidiaries are involved, (ii) any event that could reasonably be expected to prevent or materially delay the performance of its obligations pursuant to this Agreement and the consummation of the Merger by the Company, (iii) any material change by the Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Capital Stock or any redemption, purchase or other acquisition of any of the Company's securities or (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice.

          SECTION 4.09.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.
(a) Section 4.09(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under
Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between the Seller or any of its affiliates and any employee of the Company or of any Company Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Company (collectively, the "COMPANY BENEFIT PLANS"). With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan and the most recent summary plan description related to such Company Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS) with respect to such Company Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Company Benefit Plan, if it is qualified under
Section 401(a) of the Code. Except as disclosed on Section 4.09(a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or


                                       20.

any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

          (b) None of the Company Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary.

          (c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. Except as set forth in
Section 4.09(c) of the Company Disclosure Schedule, with respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No legal action, suit or claim is pending or threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course).

          (d) The Company on behalf of itself and all of the Company Subsidiaries hereby represents that, other than as disclosed in Section 4.09(d) of the Company Disclosure Schedule or where the failure of such representation to be true could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code or
Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust;


                                       21.

(ii) each trust maintained or contributed to by the Company or any Company Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; (iv) neither the Company nor any Company Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Company Benefit Plan; (vi) no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Company Benefit Plan subject to Title IV of ERISA; (vii) no Company Benefit Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Benefit Plan; (viii) none of the assets of the Company or any Company Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any Company Subsidiary has been required to post any security under
Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security; (ix) all contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates;
(x) all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance; and (xi) as of the Effective Time, no Company Benefit Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

          (e) Except as set forth in Section 4.09(e) of the Company Disclosure Schedule, to the Company's knowledge, the Company and the Company Subsidiaries are in compliance with the requirements of the Americans With Disabilities Act.

          (f) The Company and the Company Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

          (g) Except as set forth in Section 4.09(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or,


                                       22.

to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Company Subsidiary. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any Company Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing, except where such unfair labor practice, charge or complaint could not reasonably be expected to have a Company Material Adverse Effect.

          (h) The Company has delivered to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of the Company and each Company Subsidiary providing for annual compensation in excess of $50,000, (ii) all severance plans, agreements, programs and policies of the Company and each Company Subsidiary with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to their respective employees or consultants which contain "change of control" provisions.

          SECTION 4.10. ACCOUNTING AND CERTAIN TAX MATTERS. Except as disclosed in the Company Reports, neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from qualifying for "pooling of interests" accounting treatment under applicable United States accounting rules, including, without limitation, applicable SEC accounting standards, or that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under
Section 368 of the Code. The Company is not aware of any agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

          SECTION 4.11. CONTRACTS; DEBT INSTRUMENTS. Except as disclosed in the Company Reports or in Section 4.11 of the Company Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole (each, a "COMPANY MATERIAL CONTRACT"). Except as disclosed in the Company Reports or in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice could reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound.


                                       23.

          SECTION 4.12. LITIGATION. Except as disclosed in the Company Reports or in Section 4.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Entity and, except as disclosed to Parent, to the knowledge of the Company, there are no existing facts or circumstances that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Except as disclosed in the Company Reports or in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          SECTION 4.13. ENVIRONMENTAL MATTERS. Except as disclosed in the Company Reports or in Section 4.13 of the Company Disclosure Schedule, or as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws; (ii) all past noncompliance of the Company or any Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither the Company nor any Company Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company or any Company Subsidiary, in violation of any Environmental Law.

          SECTION 4.14.  INTELLECTUAL PROPERTY.  Except as set forth in
Section 4.14 of the Company Disclosure Schedule, or as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of the Company and the Company Subsidiaries as currently conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing. Section 4.14 of the Company Disclosure Schedule lists all material licenses, sublicenses and other agreements to which the Company or any Company Subsidiary is a party and pursuant to which (i) any third party is authorized to use any intellectual property right of the Company or any Company Subsidiary and (ii) the Company or any Company Subsidiary is authorized to use any intellectual property rights (other than pursuant to shrink-wrap licenses and software licenses) of a third party, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provisions, if any, therein and the term thereof. Except as set forth in Section 4.14 of the Company Disclosure Schedule, the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right,


                                       24.

service mark or copyright of any third party that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has taken reasonable security measures to protect the confidentiality of its trade secrets. All current and past employees or consultants of the Company, who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed such trade secrets, or who have or had access to information disclosing such trade secrets, have entered into confidentiality and non-disclosure agreements with the Company (the "Trade Secret Agreements"). Any exception which has been taken to the Trade Secrets Agreements (for example an employee or consultant excluding a prior invention) is described in Section 4.14 of the Company Disclosure Schedule, including the exception taken and the employee taking such exception. To the knowledge of the Company and the Company Stockholders, neither the Company, nor its employees or its consultants have caused any of the Company's trade secrets to become part of the public knowledge or literature, nor has the Company, its employees or consultants permitted any such trade secrets to be used, divulged or appropriated for the benefit of persons to the material detriment of the Company.

          SECTION 4.15. TAXES. The Company on behalf of itself and all of the Company Subsidiaries hereby represents that, other than as disclosed in Section 4.15(a) of the Company Disclosure Schedule or where the failure of such representation to be true could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries have filed all United States federal income tax and all other material tax returns required to be filed by them, and the Company and the Company Subsidiaries have paid and discharged all Taxes due in connection with or with respect to the filing of all Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company is maintaining reserves to the extent currently required in all material respects adequate for their payment; (b) neither the IRS nor any other taxing authority or agency is now asserting or, to the best of the Company's knowledge, threatening to assert against the Company or any of the Company Subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which the Company is maintaining reserves in all material respects adequate for their payment, and there are no requests for information currently outstanding that could affect the Taxes of the Company or any Company Subsidiaries; (c) neither the Company nor any of the Company Subsidiaries is currently being audited by any taxing authority; (d) there are no tax liens on any assets of the Company or any Company Subsidiary; (e) neither the Company nor any of the Company Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (f) the accruals and reserves for taxes reflected in the audited balance sheet as of December 31, 1996 included in the Company Reports are in all material respects adequate to cover all Taxes accruable through the date thereof (including


                                       25.

interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles; (g) neither the Company nor any of the Company Subsidiaries is required to include in income any amount in respect of any adjustment under Section 481 of the Code; (h) neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, determined without regard to Section 280G(b)(4) of the Code; (i) neither the Company nor any of the Company Subsidiaries owns any property of a character, the transfer of which would give rise to (x) a revaluation of such property for purposes of any AD VALOREM or similar tax, or (y) any documentary, stamp or other transfer tax; and (j) neither the Company nor any of the Company Subsidiaries has an "excess loss account" for purposes of the treasury regulations promulgated under Section 1502 of the Code. Within ten days after the date hereof, the Company and the Company Subsidiaries will make available to Parent or its legal counsel for inspection copies of all income and sales and use tax returns for all periods since the date of the Company's and the Company Subsidiaries' incorporation.

          SECTION 4.16. INSURANCE. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the Company and each Company Subsidiary is presently insured, and during each of the past five calendar years has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company and the Company Subsidiaries provide adequate coverage against loss.

          SECTION 4.17. PROPERTIES. Except as set forth in Section 4.17 of the Company Disclosure Schedule or specifically described in the Company Reports, the Company and the Company Subsidiaries have good and marketable title, free and clear of all liens. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by the Company or any Company Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of the Company's and the Company Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

          SECTION 4.18. POOLING AFFILIATES. Section 4.18 of the Company Disclosure Schedule sets forth the name and address of each person who is, in the Company's reasonable judgment, a Pooling Affiliate of the Company.

          SECTION 4.19. BROKERS. No broker, finder or investment banker (other than BT Alex.Brown Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the


                                       26.

Company. The Company has heretofore made available to Parent true, complete and correct copies of all agreements between the Company and BT Alex.Brown pursuant to which such firm would be entitled to any payment relating to the Merger.

          SECTION 4.20. CERTAIN BUSINESS PRACTICES. None of the Company, any Company Subsidiary or any directors, officers, agents or employees of the Company or any Company Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

          SECTION 4.21. TRANSACTION EXPENSES. Section 4.21 of the Company Disclosure Schedule sets forth the Company's current, good faith, itemized estimate of the fees and expenses the Company will incur in connection with consummating the Merger and the other transactions contemplated hereby.

          SECTION 4.22.  INTERESTED PARTY TRANSACTIONS.  Except as set forth in
Section 4.22 of the Company Disclosure Schedule or in the Company Reports, since December 31, 1996 no executive officer, director or stockholder of the Company or any of the Company Subsidiaries has engaged in any business dealings with the Company or any of the Company Subsidiaries (other than any such business dealings that would not required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act filed on the date hereof).

          SECTION 4.23. STATE TAKEOVER STATUTES. To the knowledge of the Company, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholders Stock Option and Proxy Agreement or the transactions contemplated hereby or thereby.

          SECTION 4.24. RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise) commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.


                                       27.

          SECTION 4.25. SUPPLIERS. No current supplier to or vendor of the Company has notified the Company of an intention to terminate, not renew and/or substantially alter its existing business relationship with the Company (including, without limitation, by way of a material increase in price or cutback on supply) nor has any licensor under a license agreement with the Company notified the Company of an intention to terminate, not renew or substantially alter the Company's rights under such license.


                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

          SECTION 5.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Parent, Merger Sub and each other subsidiary of Parent (the "PARENT SUBSIDIARIES") have been duly organized and are validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and have the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent, Merger Sub and each other Parent Subsidiary are duly qualified or licensed to do business, and are in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          SECTION 5.02. CERTIFICATE OF INCORPORATION AND BYLAWS. The copies of Parent's certificate of incorporation filed with the Secretary of State of the State of Delaware on May 27, 1997 and the Parent's bylaws as adopted on May 27, 1997 are true, complete and correct. Parent has heretofore furnished the Company with true, complete and correct copies of the certificate of incorporation and bylaws of Merger Sub. Such certificates of incorporation and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificates or bylaws.

          SECTION 5.03. CAPITALIZATION. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, par value


                                       28.

$0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of hereofSeptember 30, 1997, (i) 43,890,806 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock are held in the treasury of Parent, (iii) no shares of Parent Common Stock are held by the Parent Subsidiaries, (iv) 1,436,033 shares of Parent Common Stock are reserved for future issuance pursuant to employee stock options or stock incentive rights granted under the Parent Stock Plans, (v) 3,856,016 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding warrants to purchase shares of Parent Common Stock, (vi) 5,677,891 shares of Parent Common Stock are reserved for issuance upon conversion of Parent's 3-1/2% Convertible Subordinated 2002Notes due 2002 (subject to adjustment as provided in accordance with the terms thereof) and (vii) no shares of Parent Preferred Stock are issued and outstanding. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          SECTION 5.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the filing and recordation of the Certificate of Merger as required by the Business Corporation Act). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

          SECTION 5.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate or certificate of incorporation, as the case may be, or bylaws of Parent or Merger Sub or any equivalent organizational documents of


                                       29.

any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound or affected or (iii) except as set forth in
Section 5.05(a) of the Parent Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, (A) to have a Parent Material Adverse Effect or (B) to prevent or materially delay the performance by Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent or Merger Sub with or notification by Parent or Merger Sub to, any Governmental Entity, except
(i) pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NASD, state takeover laws, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the Business Corporation Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, (A) to have a Parent Material Adverse Effect or (B) to prevent or materially delay the performance by Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

          SECTION 5.06. PERMITS; COMPLIANCE WITH LAWS. (a) Parent, Merger Sub and each other Parent Subsidiary are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity (the "PARENT PERMITS") necessary for Parent, Merger Sub or any other Parent Subsidiary to own, lease and operate its properties or to store, distribute and market its products or otherwise to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          SECTION 5.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) Parent has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the


                                       30.

NASD since December 31, 1996 through the date of this Agreement (collectively and as amended, the "PARENT REPORTS") and (B) with any other Governmental Entities. Except as is provided in the Parent Reports or as disclosed in
Section 5.07(a) of the Parent Disclosure Schedule, each Parent Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the NASD, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Parent and the consolidated Parent Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

          (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Parent and its Subsidiaries as reported in the Parent Reports, including the notes thereto, or as disclosed in Section 5.07(c) of the Parent Disclosure Schedule, none of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1996 that have not had and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          SECTION 5.08. ACCOUNTING AND CERTAIN TAX MATTERS. Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that could reasonably be expected to prevent the Merger from qualifying for "pooling of interests" accounting treatment under applicable United States accounting rules, including, without limitation, applicable SEC accounting standards, or could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368 of the Code. Parent is not aware of any agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

          SECTION 5.09. LITIGATION. Except as disclosed in the Parent Reports or in Section 5.09 of the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Parent


                                       31.

Subsidiary before any Governmental Entity that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and, except as disclosed to the Company, to the knowledge of Parent, there are no existing facts or circumstances that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation.

          SECTION 5.10. POOLING AFFILIATES. Section 5.10 of the Parent Disclosure Schedule sets forth the name and address of each person who is, in Parent's reasonable judgment, a Pooling Affiliate of Parent.

                                   ARTICLE VI

                                    COVENANTS

          SECTION 6.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or the Management Agreement, unless Parent shall otherwise agree in writing, (x) the respective businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) the Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

               (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

               (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company


                                       32.

     Subsidiary except for issues of Company Common Stock pursuant to options, warrants and convertible Company Capital Stock outstanding on the date hereof and disclosed as such pursuant to Section 4.03;

               (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money or make any loans or advances; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; (iv) enter into any contract or agreement relating to the provision or receipt of pharmacy products or services, therapy or supplies that is not cancelable without penalty upon not more than 60 days' notice; (v) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for calendar year 1997 and disclosed to Parent and that are not, in the aggregate, in excess of $25,000 for the Company and the Company Subsidiaries taken as a whole; or (vi) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(c);

               (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Company Subsidiary may pay dividends or make other distributions to the Company or any other Company Subsidiary;

               (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

               (f) amend or change the period (or permit amendment or change) of exercisability of options granted under the Company Stock Plans or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

               (g) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of any Company Subsidiary, or propose to do any of the foregoing;

               (h) increase the compensation payable or to become payable to, or pay or enter into any agreement or understanding to pay any bonus to, its directors, officers,


                                       33.

     consultants or employees, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of the Company that would be triggered by the Merger with, any director, officer, consultant or other employee of the Company or any Company Subsidiary who is not currently entitled to such benefits from the Merger, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of the Company or any Company Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement, or enter into or amend any contract, agreement, commitment or arrangement between the Company or any Company Subsidiary and any of the Company's directors, officers, consultants or employees;

               (i) except as is provided in Section 6.01(i) of the Company Disclosure Schedule, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the consolidated balance sheet of the Company and the Company Subsidiaries dated as of September 30, 1997 and only to the extent of such reserves;

               (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business consistent with past practice or as required by U.S. GAAP;

               (k) make any tax election or settle or compromise any material Federal, state or local United States income tax liability, or any income tax liability of any other jurisdiction, other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on the consolidated balance sheet of the Company and the Company Subsidiaries dated as of September 30, 1997 and only to the extent of such reserves;

               (l) enter into or amend any contract, agreement, commitment or arrangement with, or enter into any transaction with, or make any payment to or on account or behalf of, other than any such transactions or payments pursuant to the agreements set forth on Section 6.01(l) of the Company Disclosure Schedule, any affiliate of the Company or of any Principal Stockholder;

               (m) Transfer to any person or entity any rights to any Company intellectual property rights referred to in Section 4.14;


                                       34.

               (n) Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

               (o)    Commence any litigation or any dispute resolution process;

               (p) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

               (q) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

               (r) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

               (s) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

          SECTION 6.02. CONDUCT OF BUSINESS BY PARENT PENDING THE CLOSING. Parent agrees that, between the date of this Agreement and the Effective Time it will not:

               (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

               (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Parent Subsidiary may pay dividends or make other distributions to Parent or any other Parent Subsidiary;

               (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; or

               (d) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing;


                                       35.

     if, in the case of (a) through (d), the effect thereof would be to materially delay the Merger.

          SECTION 6.03. TRANSITION. Upon the execution and delivery of this Agreement, Parent and the Company shall enter into the Transition Agreement as set forth in Exhibit 6.03 hereto.

          SECTION 6.04. NOTICES OF CERTAIN EVENTS. Each of Parent and the Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger;
(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent, the Company, the Parent Subsidiaries or the Company Subsidiaries that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Company Material Contract or Parent Material Contract; and (v) any change that could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect or to delay or impede the ability of either the Company or Parent to perform its obligations pursuant to this Agreement and to effect the consummation of the Merger.

          SECTION 6.05. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of the Parent Subsidiaries or the Company Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, Parent and the Company shall (and shall cause the Parent Subsidiaries and the Company Subsidiaries, respectively,
to) (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made in this Agreement.

          (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements with respect to the information disclosed pursuant to this Section 6.05.


                                       36.

          SECTION 6.06. NO SOLICITATION OF TRANSACTIONS. The Company shall not, directly or indirectly, and shall instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any Company Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary, to take any such action. The Company shall notify Parent promptly, and in no event later than one day after receipt, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall use its best efforts to ensure that its officers, directors, employees, subsidiaries, agents and advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) are aware of the restrictions described in this
Section 6.06.

          SECTION 6.07. POOLING. From and after the date of this Agreement, none of the parties hereto, or any of their respective controlled affiliates, shall knowingly take or fail to take any action, other than actions which such party is required to take or abstain from taking pursuant to this Agreement, which action or failure to act could reasonably be expected to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes. From and after the date of this Agreement, each of the parties hereto shall take all reasonable actions necessary to cause the Merger to be characterized as a "pooling of interests" for accounting purposes.

          SECTION 6.08. LETTERS OF ACCOUNTANTS. At the written request of Parent, the Company shall use all reasonable efforts to cause to be delivered to Parent a "comfort" letter of Ernst & Young L.L.P. dated and delivered as of the date the Registration Statement shall have become effective and as of the Effective Time, and addressed to Parent in form and substance reasonably satisfactory to the recipient thereof and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with mergers such as the Merger contemplated hereby.

          SECTION 6.09. PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party

                                       37.

hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. In the event that the Merger shall fail to qualify as a reorganization under the provisions of Section 368 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall qualify as tax-free transaction under the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Parent nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368 of the Code.

          SECTION 6.10. FURTHER ACTION; CONSENTS; FILINGS. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of the NASD, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act, if any, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

          (b) Each of the parties hereto shall promptly give (or cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby or thereby to third parties required under applicable Law or by any contract, license, lease or other agreement to which it or any of its subsidiaries is bound, and use, and cause its subsidiaries to use, all reasonable efforts to obtain any third party consents required under any such contract, license, lease or other agreement in connection with the consummation of the Merger or the other transactions contemplated by this Agreement.

                                       38.

          SECTION 6.11. INTELLECTUAL PROPERTY. Parent and Company each agree that, prior to the Merger, any and all intellectual property, including trade secrets, created or developed by either party shall remain the exclusive property of the party who created or developed such property, notwithstanding the sharing of information prior to the Merger.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

          SECTION 7.01. REGISTRATION STATEMENT; PROXY STATEMENT. (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare, and the Company and Parent shall file with the SEC, a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form S-4 of Parent (together with all amendments thereto, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of the Parent Common Stock to be issued to the Company's stockholders pursuant to the Merger and (ii) the proxy statement (which may be an information statement) with respect to the Merger relating to the special meeting of the Company's stockholders (the "COMPANY STOCKHOLDERS' MEETING") to be held to consider approval of this Agreement and the Merger contemplated hereby (together with any amendments thereto, the "PROXY STATEMENT"). Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or the Company, as the case may be, shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Proxy Statement shall be mailed to the stockholders of the Company and, if required, of Parent. Notwithstanding the foregoing, Parent shall have no obligation to file the Registration Statement prior to December 31, 1997.

          (b) The Proxy Statement shall include the approval of the Merger and recommendation of the board of directors of the Company to the Company's stockholders that they vote in favor of approval of this Agreement and the Merger contemplated hereby.

          (c) No amendment or supplement to the Proxy Statement or the Registration Statement shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection

                                       39.

with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (d) None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent.

          (e) None of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of the Company Stockholders' Meeting, and at the Effective Time and in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company.

          SECTION 7.02. STOCKHOLDERS' MEETINGS. The Company shall call and hold the Company Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger contemplated hereby pursuant to the Proxy Statement, and the Company shall use all reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

          SECTION 7.03. POOLING AFFILIATES. The Company has delivered to Parent a list of names and addresses of each person who will be, in the Company's reasonable judgment, at the record date for the Company Stockholders' Meeting, a Pooling Affiliate of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably

                                       40.

request for purposes of reviewing such list. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, an affiliate agreement in the form attached hereto as EXHIBIT 7.03(a) (each, a "COMPANY AFFILIATE AGREEMENT"), executed by each of the Pooling Affiliates of the Company identified in the above-referenced list. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Company Affiliate Agreement on the certificates evidencing any of the Parent Common Stock to be received by (i) any Pooling Affiliate of the Company or (ii) any person Parent reasonably identifies (by written notice to the Company) as being a person who may be deemed an "affiliate" within the meaning of rule 145 promulgated under the Securities Act or applicable SEC accounting releases with respect to "pooling of interests" accounting treatment, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock, consistent with the terms of the Company Affiliate Agreement, regardless of whether such person has executed Company Affiliate Agreement and regardless of whether such person's name and address appear on
Section 4.18 of the Company Disclosure Schedule.

          (b) Parent shall use all reasonable efforts to obtain or cause to be obtained, prior to the Effective Time, an affiliate agreement in the form attached hereto as EXHIBIT 7.03(b) (each, a "PARENT AFFILIATE AGREEMENT"), executed by each person who was, in Parent's reasonable judgment, at the record date for the Company Stockholders' Meeting, a Pooling Affiliate of Parent.

          SECTION 7.04. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification that are set forth, as of the date of this Agreement, in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

          (b) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its charter documents (each as in effect on the date hereof) to indemnify such Indemnified Parties.

          (c) For a period of six (6) years after the Effective Time, Parent will use its commercially reasonable efforts to provide to the persons who served as directors or officers of the Company or any subsidiary of the Company on or before the Effective Time insurance

                                       41.

against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time substantially similar in all material respects to the insurance coverage provided to them in such capacities at the date hereof.

          SECTION 7.05.  PUBLIC ANNOUNCEMENTS.   Parent and the Company shall
consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the rules and regulations of the NASD, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

          SECTION 7.06. LISTING. Each of the parties hereto shall use all reasonable efforts to obtain, prior to the Effective Time, the approval for listing on NASDAQ, effective upon official notice of issuance, of the shares of Parent Common Stock into which the shares of Company Capital Stock will be converted pursuant to Article III and the shares of Parent Common Stock which will be issuable upon exercise of Company Stock Options pursuant to
Section 3.05.

          SECTION 7.07. BLUE SKY. Each of the parties hereto shall use all reasonable efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals required under Blue Sky Laws to permit the distribution of the shares of Parent Common Stock and of Parent New Preferred to be issued in accordance with the provisions of this Agreement.

          SECTION 7.08. COMPANY STOCK OPTIONS. (a) At the Effective Time, Parent shall assume, by virtue of this Agreement and without any further action on the part of the Company, all of the Company's obligations with respect to each outstanding Company Stock Option, whether vested or unvested, and all such Company Stock Options shall vest in accordance with the terms of the Merger. Unless otherwise elected by Parent prior to the Effective Time, Parent shall make such assumption in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Company Stock Option, would be such a corporation were Section 424 of the Code applicable to such Company Stock Option; and, if not so otherwise elected, after the Effective Time, all references to the Company in the Company Stock Plans and the applicable Company Stock Option agreements shall be deemed to refer to Parent, which shall have assumed the Company Stock Plans as of the Effective Time by virtue of this Agreement and without any further action on the part of the Company or Parent. Each Company Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Plan and the applicable Company Stock Option as in effect immediately prior to the Effective Time, except as otherwise provided in Section
3.05. Parent shall use all reasonable efforts to ensure that Company Stock Options intended to qualify as incentive stock options

                                       42.

under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time.

          (b) With respect to the Company Stock Plans, Parent shall take all corporate action necessary or appropriate to, as soon as practicable after the Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such plan to the extent such registration statement is required under applicable law in order for such shares of Parent Common Stock to be sold without restriction, and Parent shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options under such plans remain outstanding.


                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

          SECTION 8.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER. The obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

               (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

               (b) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of the Company in accordance with the Business Corporation Act;

               (c) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

               (d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated;

               (e) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental

                                       43.

     Entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a change in or have an effect on the business of the Company or Parent that is materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole;

               (f) Deloitte & Touche LLP and Ernst & Young LLP as the independent public accountants of Parent, and the Company, respectively, shall have issued an opinion, addressed to each of Parent and the Company, respectively, that the Merger will qualify for "pooling of interests" accounting treatment under applicable United States accounting rules, including, without limitation, applicable SEC accounting standards; and

               (g) the shares of Parent Common Stock into which the shares of Company Capital Stock will be converted pursuant to Article III and the shares of Parent Common Stock issuable upon the exercise of Company Stock Options pursuant to Section 3.05 shall have been authorized for trading on NASDAQ, subject to official notice of issuance.

          SECTION 8.02. CONDITION TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further condition: Parent shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the Company shall have received a certificate of the Chairman or President and Chief Financial Officer of Parent to that effect.

          SECTION 8.03. CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligations of Parent to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

               (a) the Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to that effect; and

               (b) there shall not be pending or threatened any action, proceeding, claim or counterclaim which seeks to or would, or any order, decree or injunction (whether preliminary, final or appealable) which would, require Parent to hold separate or dispose of any of the stock or assets of the Company or the Company Subsidiaries or

                                       44.

     imposes material limitations on the ability of Parent to control in any material respect the business, assets or operations of either Parent or the Company.

               (c) the Company's independent accountants shall, upon request, provide a written comfort letter prepared in accordance with generally accepted auditing standards to the Parent's underwriters in connection with the registration statement on Form S-1/S-3 filed by the Parent and Spiros Development Corporation II, Inc. on or about October 10, 1997.

                                       45.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

               (a) by mutual written consent duly authorized by the boards of directors of each of Parent and the Company;

               (b) by either Parent or the Company, if, without fault of the terminating party and provided that the terminating party is not in material breach of its representations, warranties, covenants or other obligations under this Agreement, the Effective Time shall not have occurred on or before June 30, 1998;

               (c) by either Parent or the Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

               (d) by Parent, if the board of directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders or shall have resolved to do so;

               (e) by Parent or the Company, if this Agreement and the Merger shall fail to receive the requisite votes for approval at the Company Stockholders' Meeting or any adjournment or postponement thereof;

               (f) by Parent, upon a breach of any of the representations, warranties, covenants or agreements on the part of the Company set forth in this Agreement (a "TERMINATING COMPANY BREACH"); PROVIDED, HOWEVER, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within 30 days and for so long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(f); and PROVIDED FURTHER that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01;

               (g) by the Company, upon breach of any of the representations, warranties, covenants or agreements on the part of Parent set forth in this Agreement (a "TERMINATING PARENT BREACH"); PROVIDED, HOWEVER, that if such



                                       46.

     Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 30 days and for so long as Parent continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.01(g); and PROVIDED FURTHER that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01; or

               (h) by Parent, if (x) (A) any Governmental Order, writ, injunction or decree determining the Stockholders Stock Option and Proxy Agreement invalid or unenforceable shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable and
     (B) the Company or any of the Company Subsidiaries, or any of any of their officers, directors, employees, agents or other representatives, instigates or otherwise voluntarily assists, supports or cooperates with any other party instigating or pursuing such a legal determination or (y) any of the Principal Stockholders shall be in material breach of the Stockholders Stock Option and Proxy Agreement.

               (i) by Parent, at any time prior to November 30, 1997, if (A) Parent, upon written legal advice of competent counsel with relevant experience in the matter at issue, concludes in good faith that, after taking into account indemnification available to the Company and/or the Parent, there is a substantial likelihood of a material loss to the Company and/or the Parent arising from the outcome of the litigation described in paragraph 2 of Section 4.12 of the Company Disclosure Schedule, and (B) a true copy of the written legal advice on which the Parent relies is delivered to counsel to the Company.

          SECTION 9.02.  EFFECT OF TERMINATION.  Except as provided in
Section 9.05, in the event of termination of this Agreement pursuant to
Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; PROVIDED, HOWEVER, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

          SECTION 9.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made, except such amendments that have received the requisite stockholder approval and such amendments as are permitted to be made without stockholder approval under the Business Corporation Act. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                                       47.

          SECTION 9.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or
(b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          SECTION 9.05. EXPENSES. All Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated.


                                    ARTICLE X

                               GENERAL PROVISIONS

          SECTION 10.01. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 9.01, as the case may be. Each party agrees that, except for the representations and warranties contained in this Agreement and the Parent Disclosure Schedule and the Company Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

          SECTION 10.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses set forth on the signature pages to this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02).

          SECTION 10.03. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually

                                       48.

acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

          SECTION 10.04. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Parent may assign its rights, interests and obligations hereunder to any successor or parent entity of Parent whose shares are registered under
Section 12 of the Exchange Act (or will be so registered at the Effective Time). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.04, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

          SECTION 10.05. INCORPORATION OF EXHIBITS. The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

          SECTION 10.06. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES). PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY DELAWARE STATE OR FEDERAL COURT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE COURT OR SUCH FEDERAL COURT. PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

          SECTION 10.07 . WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

                                       49.

          SECTION 10.08. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 10.09. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 10.10. ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Parent Disclosure Schedule and the Company Disclosure Schedule) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       50.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              DURA PHARMACEUTICALS, INC.


                              By:
                                 ----------------------------------------------
                                 Name:  Cam L. Garner
                                 Title: Chairman, President and Chief
                                 Executive Officer

                              7475 Lusk Boulevard
                              San Diego, California  92121
                              Telephone:  (619) 457-2553
                              Telecopy:  (619) 457-0981
                              Attention:  Mr. Mitchell R. Woodbury

                              with a copy to:

                              Brobeck, Phleger & Harrison LLP
                              550 West C Street, Suite 1300
                              San Diego, California  92101
                              Telephone:  (619) 234-1966
                              Telecopy:  (619) 234-3848
                              Attention:  Faye H. Russell, Esq.


                              SCANDI ACQUISITION CORPORATION


                              By:
                                 ----------------------------------------------
                                 Name:  Cam L. Garner
                                 Title:  President and Chief Executive Officer


                              San Diego, California  92121
                              Telephone:  (619) 457-2553
                              Telecopy:  (619) 457-0981
                              Attention:  Mr. Mitchell R. Woodbury

                                       51.

                              SCANDIPHARM, INC.


                              By:
                                 ----------------------------------------------
                                 Name:
                                       ----------------------------------------
                                 Title:
                                        ---------------------------------------



                              -------------------------------------------------

                              -------------------------------------------------
                              Telephone:
                                         --------------------------------------
                              Telecopy:
                                        ---------------------------------------
                              Attention:
                                         --------------------------------------


                              with a copy to:


                              -------------------------------------------------

                              -------------------------------------------------
                              Telephone:
                                         --------------------------------------
                              Telecopy:
                                         --------------------------------------
                              Attention:
                                         --------------------------------------

                                       52.

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                                      among


                           DURA PHARMACEUTICALS, INC.

                         SCANDI ACQUISITION CORPORATION

                                       and

                                SCANDIPHARM, INC.




                          Dated as of October 20, 1997

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01.  CERTAIN DEFINED TERMS . . . . . . . . . . . . . . .   2

                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01.  THE MERGER. . . . . . . . . . . . . . . . . . . . .   9
          SECTION 2.02.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . 9
          SECTION 2.03.  EFFECTIVE TIME. . . . . . . . . . . . . . . . . . . . 9
          SECTION 2.04.  EFFECT OF THE MERGER. . . . . . . . . . . . . . . . . 9
          SECTION 2.05.  CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS
                    AND OFFICERS OF SURVIVING CORPORATION. . . . . . . . . . . 9


                                  ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          SECTION 3.01.  CONVERSION OF SECURITIES. . . . . . . . . . . . . .  10
          SECTION 3.02.  EXCHANGE OF SHARES OTHER THAN TREASURY SHARES AND
                    DISSENTING SHARES. . . . . . . . . . . . . . . . . . . .  11
          SECTION 3.03.  STOCK TRANSFER BOOKS. . . . . . . . . . . . . . . .  12
          SECTION 3.04.  NO FRACTIONAL SHARE CERTIFICATES. . . . . . . . . .  13
          SECTION 3.05.  OPTIONS TO PURCHASE COMPANY COMMON STOCK. . . . . .  13
          SECTION 3.06.  CERTAIN ADJUSTMENTS . . . . . . . . . . . . . . . .  14
          SECTION 3.07.  UNDISTRIBUTED AMOUNTS . . . . . . . . . . . . . . .  14
          SECTION 3.08.  DISSENTING SHARES . . . . . . . . . . . . . . . . .  14

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          SECTION 4.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. . . .  15
          SECTION 4.02.  CERTIFICATE OF INCORPORATION AND BYLAWS . . . . . .  16
          SECTION 4.03.  CAPITALIZATION. . . . . . . . . . . . . . . . . . .  16

                                       i.

                                                                            PAGE
                                                                            ----

          SECTION 4.04.  AUTHORITY RELATIVE TO THIS AGREEMENT. . . . . . . .  17
          SECTION 4.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS. . . . .  17
          SECTION 4.06.  PERMITS; COMPLIANCE WITH LAWS . . . . . . . . . . .  18
          SECTION 4.07.  FINANCIAL STATEMENTS. . . . . . . . . . . . . . . .  19
          SECTION 4.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS. . . . . . . .  19
          SECTION 4.09.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS . . . . . . .  20
          SECTION 4.10.  ACCOUNTING AND CERTAIN TAX MATTERS. . . . . . . . .  23
          SECTION 4.11.  CONTRACTS; DEBT INSTRUMENTS . . . . . . . . . . . .  23
          SECTION 4.12.  LITIGATION. . . . . . . . . . . . . . . . . . . . .  24
          SECTION 4.13.  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . .  24
          SECTION 4.14.  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . .  24
          SECTION 4.15.  TAXES . . . . . . . . . . . . . . . . . . . . . . .  25
          SECTION 4.16.  INSURANCE . . . . . . . . . . . . . . . . . . . . .  26
          SECTION 4.17.  PROPERTIES. . . . . . . . . . . . . . . . . . . . .  26
          SECTION 4.18.  POOLING AFFILIATES. . . . . . . . . . . . . . . . .  26
          SECTION 4.19.  BROKERS . . . . . . . . . . . . . . . . . . . . . .  26
          SECTION 4.20.  CERTAIN BUSINESS PRACTICES. . . . . . . . . . . . .  27
          SECTION 4.21.  TRANSACTION EXPENSES. . . . . . . . . . . . . . . .  27
          SECTION 4.22.  INTERESTED PARTY TRANSACTIONS . . . . . . . . . . .  27
          SECTION 4.23.  STATE TAKEOVER STATUTES . . . . . . . . . . . . . .  27
          SECTION 4.24.  RESTRICTIONS ON BUSINESS ACTIVITIES . . . . . . . . .27
          SECTION 4.25.  SUPPLIERS . . . . . . . . . . . . . . . . . . . . . .28

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


          SECTION 5.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. . . .  28
          SECTION 5.02.  CERTIFICATE OF INCORPORATION AND BYLAWS . . . . . .  28
          SECTION 5.03.  CAPITALIZATION. . . . . . . . . . . . . . . . . . .  28
          SECTION 5.04.  AUTHORITY RELATIVE TO THIS AGREEMENT. . . . . . . .  29
          SECTION 5.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS. . . . .  29
          SECTION 5.06.  PERMITS; COMPLIANCE WITH LAWS . . . . . . . . . . .  30
          SECTION 5.07.  SEC FILINGS; FINANCIAL STATEMENTS . . . . . . . . .  30
          SECTION 5.08.  ACCOUNTING AND CERTAIN TAX MATTERS  . . . . . . . .  31
          SECTION 5.09.  LITIGATION  . . . . . . . . . . . . . . . . . . . .  31
          SECTION 5.10.  POOLING AFFILIATES. . . . . . . . . . . . . . . . .  32

                                       ii.

                                                                            PAGE
                                                                            ----

                                   ARTICLE VI

                                    COVENANTS

          SECTION 6.01.  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE
                    CLOSING. . . . . . . . . . . . . . . . . . . . . . . . .  32
          SECTION 6.02.  CONDUCT OF BUSINESS BY PARENT PENDING THE CLOSING .  35
          SECTION 6.03.  TRANSITION. . . . . . . . . . . . . . . . . . . . .  36
          SECTION 6.04.  NOTICES OF CERTAIN EVENTS . . . . . . . . . . . . .  36
          SECTION 6.05.  ACCESS TO INFORMATION; CONFIDENTIALITY. . . . . . .  36
          SECTION 6.06.  NO SOLICITATION OF TRANSACTIONS . . . . . . . . . .  36
          SECTION 6.07.  POOLING . . . . . . . . . . . . . . . . . . . . . .  37
          SECTION 6.08.  LETTERS OF ACCOUNTANTS. . . . . . . . . . . . . . .  37
          SECTION 6.09.  PLAN OF REORGANIZATION. . . . . . . . . . . . . . .  37
          SECTION 6.10.  FURTHER ACTION; CONSENTS; FILINGS . . . . . . . . .  38
          SECTION 6.11.  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . .38

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

          SECTION 7.01.  REGISTRATION STATEMENT; PROXY STATEMENT . . . . . .  39
          SECTION 7.02.  STOCKHOLDERS' MEETINGS. . . . . . . . . . . . . . .  40
          SECTION 7.03.  POOLING AFFILIATES. . . . . . . . . . . . . . . . .  40
          SECTION 7.04.  DIRECTORS' AND OFFICERS' INDEMNIFICATION. . . . . .  41
          SECTION 7.05.  PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . .  41
          SECTION 7.06.  LISTING . . . . . . . . . . . . . . . . . . . . . .  41
          SECTION 7.07.  BLUE SKY. . . . . . . . . . . . . . . . . . . . . .  42
          SECTION 7.08.  COMPANY STOCK OPTIONS . . . . . . . . . . . . . . .  42

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

          SECTION 8.01.  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO
                    CONSUMMATE THE MERGER. . . . . . . . . . . . . . . . . .  43
          SECTION 8.02.  CONDITION TO THE OBLIGATIONS OF THE COMPANY . . . .  44
          SECTION 8.03.  CONDITIONS TO THE OBLIGATIONS OF PARENT . . . . . .  44

                                      iii.

                                                                            PAGE
                                                                            ----

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01.  TERMINATION . . . . . . . . . . . . . . . . . . . .  45
          SECTION 9.02.  EFFECT OF TERMINATION . . . . . . . . . . . . . . .  46
          SECTION 9.03.  AMENDMENT . . . . . . . . . . . . . . . . . . . . .  46
          SECTION 9.04.  WAIVER. . . . . . . . . . . . . . . . . . . . . . .  46
          SECTION 9.05.  EXPENSES. . . . . . . . . . . . . . . . . . . . . .  47

                                    ARTICLE X

                               GENERAL PROVISIONS

          SECTION 10.01.  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES . .  47
          SECTION 10.02.  NOTICES. . . . . . . . . . . . . . . . . . . . . .  47
          SECTION 10.03.  SEVERABILITY . . . . . . . . . . . . . . . . . . .  47
          SECTION 10.04.  ASSIGNMENT; BINDING EFFECT; BENEFIT. . . . . . . .  48
          SECTION 10.05.  INCORPORATION OF EXHIBITS. . . . . . . . . . . . .  48
          SECTION 10.06.  GOVERNING LAW. . . . . . . . . . . . . . . . . . .  48
          SECTION 10.07.  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . .  48
          SECTION 10.08.  HEADINGS . . . . . . . . . . . . . . . . . . . . .  49
          SECTION 10.09.  COUNTERPARTS . . . . . . . . . . . . . . . . . . .  49
          SECTION 10.10.  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . .  49


                                       iv.

                                    EXHIBITS


Exhibit 1.00(a)     Form of Stockholders Stock Option and Proxy Agreement
Exhibit 6.03        Transition Agreement
Exhibit 7.03(a)     Form of Company Affiliate Agreement
Exhibit 7.03(b)     Form of Parent Affiliate Agreement

                                       v.